UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 9, 2006

                    Lincoln Educational Services Corporation

               (Exact Name of Registrant as Specified in Charter)









                 New Jersey                                  000-51371                         57-1150621
        (State or other jurisdiction                 (Commission File Number)               (I.R.S. Employer
             of incorporation)                                                             Identification No.)

       200 Executive Drive, Suite 340
       West Orange, New Jersey 07052                                                              07052
  (Address of principal executive offices)                                                     (Zip Code)

       Registrant's telephone number, including area code: (973) 736-9340


                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:




|_| Written communications pursuant to Rule 425 under the Securities
    Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange
    Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition
                  ---------------------------------------------

     On November 9, 2006, Lincoln Educational Services Corporation (the "Company") issued a press release announcing, among other things, its results of operations for the third quarter and nine months ended September 30, 2006. A copy of the press release is furnished herewith as Exhibit 99.1 and attached hereto. The information contained under this Item 2.02 in this Current Report on Form 8-K, including the exhibit attached hereto, is being furnished and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained under this Item 2.02 in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

Item 9.01         Financial Statements and Exhibits
                  ---------------------------------

(c)  Exhibits

     99.1 Press release of Lincoln Educational Services Corporation dated November 9, 2006.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           LINCOLN EDUCATIONAL SERVICES CORPORATION



Date: November 9, 2006
                              By: /s/ Cesar Ribeiro
                                 -----------------------------------
                                 Name:  Cesar Ribeiro
                                 Title: Senior Vice President, Chief Financial
                                        Officer and Treasurer

                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

                Lincoln Educational Services Corporation Reports
                           Third Quarter 2006 Results


West Orange, New Jersey, November 9, 2006 - Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") today reported third quarter results for 2006.

Third Quarter Highlights:

     o Revenue growth of 7.9% to $84.5 million from $78.4 million in the third quarter of 2005.

     o Diluted EPS of $0.09 decreased from $0.21 in the third quarter of 2005. Excluding a charge of $0.01 per share of stock based compensation expense in accordance with SFAS No. 123R "Share-Based Payment," earnings per diluted share would have been $0.10.

     o Operating income margin decreased to 5.5% of revenues or $4.6 million from 10.1% or $7.9 million in the third quarter of 2005 as a result of a $2.1 million increase in advertising expenses and a $1.2 million negative impact from our growth initiatives.

     o Opened our new 101,000 square feet Grand Prairie, Texas campus on July 24, 2006.

Nine Month Highlights:

     o Revenue growth of 8.2% to $235.4 million from $217.5 million for the nine months ended September 30, 2005.

     o Diluted EPS of $0.23 decreased from $0.26 for the nine months ended September 30, 2005. Excluding a charge of $0.02 per share of stock based compensation expense in accordance with SFAS No. 123R "Share-Based Payment," earnings per diluted share would have been $0.25.

     o Operating income margin decreased to 4.7% of revenues from 5.2% for the nine months ended September 30, 2005.

     o    Opened our new Queens, New York campus on March 27, 2006.

     o Completed our acquisition of New England Institute of Technology at Palm Beach, Inc. on May 22, 2006.

Comment and Outlook

"While both demand from employers and interest among our students across our five major product groups remained strong, the environment in the third quarter remained extremely challenging. We believe our enrollments during the period were adversely affected by the tight labor market as a significant number of prospective students chose immediate employment, rather than pursuing an education in the near term," said David F. Carney, Lincoln's Chairman and CEO. "Based on first half trends, we entered the second half of the year expecting continued improvement in year-over-year student starts both from our high school recruiting program as well as from media advertising. Instead we experienced erosion in our starts as the quarter progressed. Accordingly, in order to mitigate for the effect of the strong employment market we increased our advertising during the quarter. In addition to the increase in advertising, our third quarter results were negatively impacted by the effect this challenging environment has had on our major initiatives. Our Queens start-up, our Grand Prairie expansion, our Florida acquisition and our Online initiatives have been slower to reach target populations and break-even than anticipated.

"Going forward, we will continue to take a long-term view of our business and will support our sales and marketing organization at prudent levels. At the same time, we will continue to invest in our schools and programs for the future," added Mr. Carney. "While the investments we are making in our business have impacted our results, we believe we are taking the right steps to position our company to benefit when the environment begins to improve. We are replicating a number of fast-growing programs at schools where there is ample room to increase enrollment, while expanding capacity at facilities where we have maximized our space and demand for selected programs is strong. Combined with our re-branding and expansion of our Associate Degree programs, we believe these initiatives will lead to enhanced returns for our shareholders over the long-term."

Finally, while we have provided broad parameters of our long term goal of annual revenue and EPS growth in the 15% range, in light of the shortfall this year in third quarter starts it would be unrealistic for investors to expect us to reach those targets in 2006. We expect revenue for the balance of the year to approximate our first nine months increase versus prior year. Also, while we expect fourth quarter net income to be strong, it will be down from last year, mainly due to the shortfall we experienced in the third quarter as well as the effect of our initiatives, all of which we expect to have a positive effect on 2007 earnings.

Operating Performance

Revenues increased by $6.1 million, or 7.9%, to $84.5 million in the third quarter of 2006 from $78.4 million for the comparable period in 2005. Of this increase, approximately $1.3 million and $4.1 million, respectively, was attributable to the acquisition of Euphoria Institute LLC ("Euphoria") on December 1, 2005 and the acquisition of New England Institute of Technology at Palm Beach, Inc. ("FLA") on May 22, 2006, while the remainder of the increase was due to tuition increases.

Our operating income for the third quarter of 2006 was $4.6 million, which represented a 41.4% decrease compared to the third quarter of 2005. The reduction in operating income is due to lower than anticipated student enrollments during the quarter and increased costs.

On an overall basis, our educational services and facilities expenses increased by $4.3 million, or 13.2%, to $36.8 million in the third quarter of 2006 from $32.5 million in the third quarter of 2005. The acquisitions of Euphoria and FLA accounted for $0.8 million and $2.1 million, respectively, of this increase. Excluding the acquisitions, instructional expenses increased by 4.6% over the comparable period in 2005 due to increases in compensation and benefits. Books and tools expenses increased 3.5% over the third quarter of 2005 due to the higher costs of books and tools. The remainder of the increase in educational services and facilities expenses was due to facilities expenses, which increased $0.4 million for the period. Educational services and facilities expenses as a percentage of revenues increased to 43.5% of revenues for the third quarter of 2006 from 41.5% in 2005.

Our selling, general and administrative expenses for the third quarter of 2006 were $43.1 million, an increase of $5.1 million, or 13.5%, from $37.9 million in the third quarter of 2005. Included in selling, general and administrative expenses for the three months ended September 30, 2006 is $0.4 million and $1.9 million, respectively, from our acquisitions of Euphoria and FLA. Excluding Euphoria and FLA, our selling, general and administrative expenses increased 7.6% as compared to the same period in 2005. This increase was primarily due to a $3.2 million, or 20.2%, increase in sales and marketing expenses offset by a $0.4 million, or 1.3% decrease in administrative costs.

Historically, our schools have lower student populations in our first and second quarters and we have experienced large class starts in the third and fourth quarters. Our second half growth is largely dependent on a successful high school recruiting season. We recruit our high school students several months ahead of their scheduled start dates, and thus, while we have visibility on the number of students who have expressed interest in attending our schools, we cannot predict with any degree of certainty the actual number of new student enrollments and the related impact on revenue. As the third quarter progressed, we experienced erosion between the number of students who had expressed an interest in attending our schools and enrolled and those that commenced classes. As we reached out to these students, in many instances they indicated that they were currently employed and had elected to postpone starting their education. As a result of the significant shortfall in starts during our prime start season, we made the decision to increase our advertising expenditures (primarily television and web based initiatives) to mitigate the shortfall in the high school start.

For the quarter ended September 30, 2006, our bad debt expense was 5.7% as compared to 4.2% for the same quarter in 2005. This increase is due to several factors, including (1) higher accounts receivable balances at September 30, 2006 as compared to September 30, 2005, (2) loans to our students under a recourse agreement we entered into in 2005 with Student Marketing Association (Sallie
Mae) to provide private recourse loans to qualifying students, and (3) normal seasonal patterns in our business. Accounts receivable at September 30, 2006 includes five new campuses that did not exist in the prior period (our two Euphoria campuses, our two FLA campuses and our new Queens New York campus). Under the terms of the Sallie Mae agreement, we are required to fund up to 30% of all loans disbursed into a deposit account, which may ultimately be utilized to purchase loans in default. Since recoverability of such amounts is questionable, we reserve 100% of the amounts on deposit. As of September 30, 2006, we had reserved $1.5 million under this agreement, which represents an increase of approximately $1.1 million from amounts reserved at December 31, 2005.

As of percentage of revenue, selling, general and administrative expenses increased to 51.0% from 48.4% in the prior period.

As a result of the above, our operating margin for the third quarter of 2006 decreased to 5.5% from 10.1% in the third quarter of 2005.

Net income for the third quarter of 2006 was $2.2 million, or $0.09 per diluted share, as compared to $5.5 million or $0.21 per diluted share for the comparable period in 2005. Earnings per share includes a charge of $0.01 per share for the third quarter of 2006 and 2005, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R "Share-Based Payment".

Balance Sheet

At September 30, 2006, we had $12.4 million in cash and cash equivalents, compared to $50.3 million at December 31, 2005. The reduction in our cash balances is attributable to our acquisition of FLA, and seasonality in our operations.

At September 30, 2006, our stockholders' equity was $144.2 million, compared to $136.0 million at December 31, 2005, with the increase resulting from net income for the period and stock-based compensation expense.

Student Enrollment

Average student enrollment for third quarter of 2006 was 18,427 students, representing an increase of 2.2% from the third quarter of 2005. Excluding the acquisitions of Euphoria and FLA, our average student enrollment decreased 4.8% as compared to the third quarter of 2005.

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (617) 614-4925 (international) or (800) 322-2803 (domestic) and citing code 42158834. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (617) 801-6888 (international) and (888) 286-8010 (domestic) citing code 98143689.

About Lincoln Educational Services Corporation

Lincoln is a leading and diversified for-profit provider of career-oriented post-secondary education. The Company offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 37 campuses in 17 states under eight brands: Lincoln College of Technology, Lincoln Technical Institute, Denver Automotive and Diesel College, Nashville Auto-Diesel College, Southwestern College, New England Technical Institute, Euphoria and Lincoln College Online. Lincoln had a combined average enrollment of approximately 18,400 students as of September 30, 2006.


Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.


                       (Please see financial attachments.)

Contacts:
Investors:                                          Press or Media:
Chris Plunkett/Brad Edwards                         Jennifer Gery

Brainerd Communicators, Inc.                        Brainerd Communicators, Inc.

212-986-6667                                        212-986-6667

            LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                      Three Months Ended September 30,            Nine Months Ended September 30,
                                                          2006                 2005                  2006                 2005
                                                  -------------------    ----------------     ------------------   -----------------

REVENUES                                                      $84,505             $78,352               $235,381            $217,457
                                                  -------------------    ----------------     ------------------   -----------------
COSTS AND EXPENSES:

  Educational services and facilities                          36,818              32,514                101,565              91,158

  Selling, general and administrative                          43,064              37,943                122,687             115,091

  Loss (gain) on sale of assets                                   (7)                 (3)                    (7)                 (3)
                                                  -------------------    ----------------     ------------------   -----------------

    Total costs & expenses                                     79,875              70,454                224,245             206,246
                                                  -------------------    ----------------     ------------------   -----------------
OPERATING INCOME
                                                                4,630               7,898                 11,136              11,211
OTHER:

  Interest income                                                  82                 278                    860                 308

  Interest expense                                              (696)               (472)                (1,740)             (2,429)

  Other income (loss)                                           (200)                 243                  (130)                 243
                                                  -------------------    ----------------     ------------------   -----------------
    INCOME BEFORE INCOME TAXES
                                                                3,816               7,947                 10,126               9,333

PROVISION FOR INCOME TAXES                                      1,584               2,462                  4,166               3,034
                                                  -------------------    ----------------     ------------------   -----------------
NET INCOME                                                     $2,232              $5,485                 $5,960              $6,299
                                                  ===================    ================     ==================   =================
Earnings per share - basic:

Net income available to common shareholders                     $0.09               $0.22                  $0.24               $0.27
                                                  ===================    ================     ==================   =================
Earnings per share - diluted:

Net income available to common shareholders                     $0.09               $0.21                  $0.23               $0.26
                                                  ===================    ================     ==================   =================
Weighted average number of common shares
outstanding:

  Basic                                                        25,410              25,037                 25,300              22,908

  Diluted                                                      26,120              25,992                 26,081              24,011

Other data:

Depreciation and amortization                                   3,941               3,469                 11,085               9,602
Number of campuses                                                 37                  32                     37                  32
Average enrollment                                             18,427              18,029                 17,828              17,544
Stock based compensation                                          316                 426                  1,000               1,135



Selected Consolidated Balance Sheet Data:                          September 30,
          (unaudited)                                                  2006
        (In thousands)                                       ------------------

Cash and cash equivalents                                               $12,440
Current assets                                                           49,432
Working capital/(deficit)                                               (12,268)
Total assets                                                            237,931
Current liabilities                                                      61,700
Long-term debt and capital lease
   Obligations, including current portion                                27,017
Total stockholders' equity                                             $144,235

                                      # # #